HEQ NSAR SUB-ITEM 77Q1:

On September 27, 2013, the Board of Trustees of the fund approved the following investment policy changes:

i. Investment policy stating that the fund may invest up to 30% of its total assets in the securities of foreign issuers and foreign-currency securities was revised to provide that the fund may invest in foreign issuers and foreign-currency securities without any limitation. These securities include securities of issuers located in emerging markets and foreign currency forward contracts, the entirety of which may be invested in companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

ii. Investment strategy regarding the fund’s use of put option spread transactions was eliminated and replaced with the use of a hedging strategy through increased utilization of futures.

iii. Investment strategy regarding the utilization of call writing was amended to provide that the fund typically will limit the notional exposure of the index call options from 0% to 50% of the value of the fund’s portfolio securities; under the prior investment policy, the fund’s use of index call options typically ranged from 40% to 60% of the value of the portfolio securities, with the ability to write up to 100% of the value of the portfolio.

In addition, the fund’s benchmark was changed from the Russell 3000 Index to the MSCI All Country World Index in order to reflect the increased flexibility to invest in foreign securities.

On December 18, 2013, the Board of Trustees of the fund approved changes to the fund’s investment policies regarding the minimum percentage of the fund’s assets that must be invested in equity and equity-related securities and the maximum percentage of the fund’s assets that may be invested in fixed-income securities. The revised investment policies provide that the fund’s investments in equity and equity-related securities and fixed-income securities will be measured based on the fund’s “net assets plus borrowings for investment purposes,” rather than its “total assets.” In addition, the fund’s investment policy with respect to the maximum percentage of the fund’s assets that may be invested in fixed-income securities will no longer include “cash and cash equivalents”. These investment policy changes are summarized below:

i. Investment policy stating that the “Under normal market conditions, the fund invests at the time of purchase at least 80% of its total assets in equity and equity-related securities, including common stock, preferred stock, depositary receipts (including American Depositary Receipts (“ADRs”) and Global Depositary Receipts), index-related securities (including exchange traded funds (“ETFs”)), options on equity securities and equity indexes, real estate investment structures (including real estate investment trusts (“REITs”)), convertible securities, private placements, convertible preferred stock, rights, warrants, derivatives linked to equity securities or indexes and other similar equity equivalents.” Was amended to state that: “Under normal circumstances, the fund invests at the time of purchase at least 80% of its net assets (plus borrowings for investment purposes) in equity and equity related securities, including common stock, preferred stock, depositary receipts (including American Depositary Receipts (“ADRs”) and Global Depositary Receipts), index-related securities (including exchange traded funds (“ETFs”), options on equity securities and equity indexes, real estate investment structures (including real estate investment trusts (“REITs”)), convertible securities, private placements, convertible preferred stock, rights, warrants, derivatives linked to equity securities or indexes and other similar equity equivalents.”

ii. Investment policy stating that “The fund may also invest up to 20% of its total assets in fixed-income securities, fixed-income related instruments, and cash and cash equivalents. These fixed-income securities may include non-investment grade (“high yield” or “junk bond”) instruments.” was replaced with the following investment policy: “The fund may also invest up to 20% of its net assets (plus borrowings for investment purposes) in fixed-income securities and fixed-income related instruments. These fixed-income securities may include non-investment grade (“high yield” or “junk bond”) instruments.”